UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Silicon Laboratories Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting and Proxy

Statement

Annual Meeting of Stockholders

Thursday, April 21, 2016

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LETTER TO STOCKHOLDERS

To the Stockholders of Silicon Laboratories Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Silicon Laboratories Inc., a Delaware corporation, to be held on April 21, 2016, at 9:30 a.m. Central Time at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, for the purposes described in the Proxy Statement.

The 2016 Annual Meeting will focus on the items of business listed in the Notice of Annual Meeting of Stockholders and Proxy Statement that follows. We are sending this Proxy Statement to our stockholders on or about March 11, 2016. During the Annual Meeting we will also present a report on Silicon Labs’ performance and operations during 2015.

Whether or not you plan to attend the meeting in person, your vote is important. Instructions regarding the various methods of voting are contained on the Proxy, including voting by toll-free telephone number or the Internet. If you request and receive a paper copy of the Proxy by mail, you may still vote your shares by fully completing and returning the Proxy. You may revoke your Proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

Austin, Texas March 11, 2016	G. Tyson Tuttle President, Chief Executive Officer and Director

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SILICON LABORATORIES INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time	9:30 a.m., Central Time on Thursday, April 21, 2016

Place	Lady Bird Johnson Wildflower Center 4801 La Crosse Avenue Austin, Texas 78739

Items of Business

1.      To elect three Class III directors to serve on the Board of Directors until our 2019 annual meeting of stockholders, or until a successor is duly elected and qualified;

2.      To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.      To vote on an advisory (non-binding) resolution regarding executive compensation; and

4.      To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Voting

We have furnished proxy materials over the Internet where you may read, print and download our annual report and Proxy Statement at the investor relations section of our website address, http://www.silabs.com. On or about March 11, 2016, we mailed to our stockholders a notice containing instructions on how to access our 2016 Proxy Statement and annual report and to vote. The notice also provides instructions on how you can request a paper copy of these documents if you desire. If you received your annual materials via email, the email contains voting instructions and links to the annual report and Proxy Statement on the Internet.

Who Can Vote

Only stockholders of record at the close of business on February 26, 2016 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND VOTE YOUR SHARES

BY TELEPHONE, BY INTERNET, OR BY COMPLETING, SIGNING, DATING, AND RETURNING A

PROXY CARD AS PROMPTLY AS POSSIBLE.

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PROXY STATEMENT

SILICON LABORATORIES INC.

PROXY STATEMENT

Annual Meeting of Stockholders to be held on April 21, 2016

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Silicon Laboratories Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on April 21, 2016 at 9:30 a.m. Central Time at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, or at any adjournment thereof. On or about March 11, 2016 we mailed to our stockholders a notice containing instructions on how to access our 2016 Proxy Statement and annual report and to vote.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice and are described in more detail in this Proxy Statement. On February 26, 2016, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 41,683,438 shares of our common stock were outstanding and no shares of our preferred stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on February 26, 2016. The presence, in person or by proxy, of the holders of a majority of our shares entitled to vote is necessary to constitute a quorum at the Annual Meeting or at any adjournment thereof. Stockholders may not cumulate votes in the election of directors. The vote of a plurality of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is necessary for the election of a director. The three nominees receiving the greatest number of votes at this meeting will be elected to our Board of Directors, even if less than a majority of such shares were voted for the nominees. The affirmative vote of a majority of our shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be required to approve Proposal Two. The affirmative vote of a majority of our shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be required to approve Proposal Three. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., a Proxy submitted by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter). Abstentions and broker non-votes will be counted as present for purposes of determining a quorum for the transaction of business, but will not be counted for purposes of determining whether each proposal has been approved.

Proxies

If the enclosed form of Proxy is properly signed and returned or you properly follow the instructions for telephone or Internet voting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not specify how the shares represented thereby are to be voted, (i) the Proxy will be voted FOR the election of the directors proposed by the Board of Directors unless the authority to vote for the election of such directors is withheld, (ii) if no contrary instructions are given, the Proxy will be voted FOR the approval of the selection of Ernst & Young LLP as our independent registered public accounting firm, and (iii) if no contrary instructions are given, the Proxy will be voted FOR the approval of resolution regarding executive compensation. You may revoke or change your Proxy at any time before the Annual Meeting by filing either a notice of revocation or another signed Proxy with a later date with our Corporate Secretary at our principal executive offices at 400 West Cesar Chavez, Austin, Texas 78701. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

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PROXY STATEMENT

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of Proxies by mail and the Internet may be supplemented by a solicitation by telephone or other means by directors, officers, or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit Proxies other than by mail and the Internet.

Deadline for Receipt of Future Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2017 annual meeting of stockholders and in our proxy statement and form of proxy relating to that meeting must be received by us at our principal executive offices at 400 West Cesar Chavez, Austin, Texas 78701, addressed to our Corporate Secretary, not later than November 11, 2016. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) and the procedures set forth in our bylaws. Pursuant to our bylaws, stockholder proposals received after November 11, 2016 will be considered untimely. Unless we receive notice in the manner specified above, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at our 2017 annual meeting of stockholders.

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PROPOSAL ONE: ELECTION OF DIRECTORS

MATTERS TO BE CONSIDERED

AT ANNUAL MEETING

Proposal One: Election of Directors

General

The Board of Directors is divided into three classes, designated Class I, Class II and Class III, with staggered three-year terms. The term of office of the Class III Directors, William G. Bock, R. Ted Enloe and Jack R. Lazar will expire at this Annual Meeting. Mr. Enloe has reached the retirement age imposed by our corporate governance policy and accordingly will not stand for re-election. Messrs. Bock and Lazar have been nominated to continue as Class III Directors. The Board has also nominated Neil Kim as a candidate for election as the third Class III Director. The directors elected as Class III Directors at the Annual Meeting will each serve for a term of three years expiring at the 2019 annual meeting of stockholders, or until such director’s successor has been duly elected and qualified or until such director’s earlier death, resignation or removal.

The nominees for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the Proxies will be voted for any nominees who may be designated by our present Board of Directors to fill the vacancies. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named below.

Nominees for Class III Directors with a Term Expiring in 2019

William G. Bock, 65

served as our President from June 2013 until his retirement in February 2016. He served Silicon Laboratories as Interim Chief Financial Officer and Senior Vice President from February 2013 until June 2013. He served as Chief Financial Officer from November 2006 to July 2011 and Senior Vice President of Finance and Administration from July 2011 through December 2011. He joined Silicon Laboratories as a Director in March 2000, and served as Chairman of the Audit Committee until November 2006 when he stepped down from the Board of Directors to assume the Chief Financial Officer role. Mr. Bock rejoined Silicon Laboratories’ Board of Directors in July of 2011. From 2001 to 2006, Mr. Bock participated in the venture capital industry, principally as a partner with CenterPoint Ventures. Before his venture career, Mr. Bock held senior executive positions with three venture-backed companies, Dazel Corporation, Tivoli Systems and Convex Computer Corporation. Mr. Bock began his career with Texas Instruments. Mr. Bock holds a B.S. in Computer Science from Iowa State University and an M.S. in Industrial Administration from Carnegie Mellon University. Mr. Bock’s extensive financial and executive experience and his in-depth knowledge of Silicon Laboratories qualify him to serve as a member of our Board of Directors.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Jack R. Lazar, 50

has served as a Director of Silicon Laboratories since April 2013. From January 2014 to March 2016, Mr. Lazar served as the Chief Financial Officer of GoPro, a leading provider of wearable and mountable camera products and accessories. From January 2013 to January 2014, he was an independent business and financial consultant. Mr. Lazar was previously employed by Qualcomm and served as Senior Vice President, Corporate Development and General Manager of Qualcomm Atheros from 2011 to 2013. Prior to the acquisition of Atheros Communications by Qualcomm in 2011, Mr. Lazar served as Senior Vice President of Corporate Development, Chief Financial Officer and Secretary of Atheros from 2010 to 2011. Atheros Communications was a publicly traded provider of communications semiconductor solutions. From 2003 to 2010 Mr. Lazar held the positions including Vice President, Corporate Development, Chief Financial Officer and Secretary. Previously, from 2002 to 2003, Mr. Lazar was an independent business and financial consultant. From 1999 to 2002, Mr. Lazar served in a variety of positions at NetRatings, a publicly traded Internet audience measurement and analysis company (acquired by The Nielsen Company in 2007), most recently as Executive Vice President of Corporate Development, Chief Financial Officer and Secretary. Prior to joining NetRatings, Mr. Lazar held a variety of executive and management positions at Apptitude, Inc., Electronics for Imaging and Price Waterhouse from 1987 to 1999. Mr. Lazar currently serves on the Board of Directors and as Chairman of the Audit Committee of TubeMogul, a publicly traded enterprise software company for digital branding. Mr. Lazar is a Certified Public Accountant and holds a B.S. in Commerce with an emphasis in Accounting from Santa Clara University. Mr. Lazar’s combination of independence and his experience, including past experience as an executive officer, qualifies him to serve as a member of our Board of Directors.

Neil Kim, 57

served as Broadcom’s Executive Vice President of Operations and Central Engineering until early 2016 and was responsible for the company’s global manufacturing including foundry operations, supply chain management and corporate procurement. Mr. Kim joined Broadcom in 2000 and held a variety of senior management positions including Senior Vice President and Vice President of Central Engineering, as well as Senior Vice President of Operations and Engineering. Prior to Broadcom, from 1993 to 2000 Mr. Kim held a variety of senior technical and management positions, including Vice President of Engineering, where he managed critical product development and technical transitions at Western Digital Corporation, a global provider of products and services for storage devices. Mr. Kim served on the board of the Global Semiconductor Association from 2009 to 2015. Mr. Kim is named as an inventor on 33 patents. He received a B.S. in Electrical Engineering from the University of California, Berkeley. Mr. Kim’s combination of independence and his experience, including past experience as an executive officer, qualifies him to serve as a member of our Board of Directors.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Other Directors

Set forth below is information concerning our other Directors whose term of office continues after this Annual Meeting.

Continuing Class I Directors with a Term Expiring in 2017

Navdeep S. Sooch, 53

co-founded Silicon Laboratories in August 1996 and has served as Chairman of the Board since our inception. Mr. Sooch served as our Chief Executive Officer from our inception through the end of fiscal 2003 and served as interim Chief Executive Officer from April 2005 to September 2005. From March 1985 until founding Silicon Laboratories, Mr. Sooch held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Vice President of Engineering. From May 1982 to March 1985, Mr. Sooch was a Design Engineer with AT&T Bell Labs. Since October 2011, Mr. Sooch has served as the Chief Executive Officer of Ketra, Inc., a private company in the field of solid state lighting. Mr. Sooch holds a B.S. in Electrical Engineering from the University of Michigan, Dearborn and an M.S. in Electrical Engineering from Stanford University. Mr. Sooch’s prior experience as our Chief Executive Officer as well as a semiconductor designer provides him with extensive insight into our industry and our operations and qualifies him to serve as Chairman of our Board of Directors.

William P. Wood, 60

has served as a Director of Silicon Laboratories since March 1997 and as Lead Director since December 2005. Since 1996, Mr. Wood has also served as general partner of various funds associated with Silverton Partners, a venture capital firm. From 1984 to 2003, Mr. Wood was a general partner, and for certain funds created since 1996, a special limited partner, of various funds associated with Austin Ventures, a venture capital firm. Mr. Wood holds a B.A. in History from Brown University and an M.B.A. from Harvard University. Mr. Wood’s combination of independence and his experience, including past experience as an investor in numerous semiconductor and technology companies, qualifies him to serve as a member of our Board of Directors.

Nina Richardson, 57

has served as a Director of Silicon Laboratories since January 2016. Ms. Richardson is currently a Managing Director of Three Rivers Energy, an energy services company she co-founded in 2004. From February 2013 through February 2015, Ms. Richardson also served as the Chief Operating Officer at GoPro. Previously, Ms. Richardson was an operations and management consultant for a diverse group of companies including Tesla Motors, Solaria and TouchTunes Interactive Networks. Ms. Richardson also held a variety of executive positions at Flextronics, including vice president of strategic accounts. Ms. Richardson’s early career included positions at Hughes Aircraft Ground Systems Group and Metcal. Ms. Richardson is also a board member for Zayo Group Holdings, a global provider of communications infrastructure services; SGI, a global leader in high-performance solutions for computing, data analytics and data management; and We Care Solar, a nonprofit organization providing solar-powered systems for maternity care. She holds a B.S. in Industrial Engineering from Purdue University and an Executive MBA from Pepperdine University. Ms. Richardson’s combination of independence and her experience, including past experience as an executive officer, qualifies her to serve as a member of our Board of Directors.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Continuing Class II Directors with a Term Expiring in 2018

Alf-Egil Bogen, 49

has served as a Director of Silicon Laboratories since October 2013. Mr. Bogen is a 20-year semiconductor veteran and one of the inventors of the highly successful AVR microcontroller. He is currently the Chief Executive Officer and a member of the Board of Directors of Novelda AS, a privately held semiconductor company based in Norway specializing in nanoscale wireless low-power technology for ultra-high-resolution impulse radar. Prior to Novelda, he was Chief Marketing Officer of Energy Micro AS until it was acquired by Silicon Laboratories in July 2013. Mr. Bogen also held various management positions during his 17 years at Atmel Corporation, including Managing Director of the AVR Business Unit as well as Vice President of Corporate Marketing and Chief Marketing Officer. He began his career at Nordic VLSI in Norway. Mr. Bogen holds an M.S. in Electrical Engineering and Computer Science from Norwegian University of Science and Technology and a B.S. in Electrical and Computing Engineering from Trondheim University College. Mr. Bogen’s combination of independence and his experience, including past experience in the semiconductor industry, qualifies him to serve as a member of our Board of Directors.

G. Tyson Tuttle, 48

has served as a Director and our Chief Executive Officer since April 2012. Upon Mr. Bock’s retirement in February 2016, he also became President. Mr. Tuttle served as our Chief Operating Officer and Senior Vice President from May 2011 to April 2012. From January 2010 to May 2011, Mr. Tuttle served as our Chief Technical Officer. From May 2005 to December 2009, he was our Vice President and General Manager of Broadcast products including the audio and video product families. Mr. Tuttle joined Silicon Laboratories in 1997 as a senior design engineer. From 1999 to 2005, Mr. Tuttle served in a variety of product management, marketing and business leadership positions. Previously, Mr. Tuttle held senior design engineering positions at Crystal Semiconductor/Cirrus Logic and Broadcom Corporation where he focused on high-speed mixed-signal circuit design for mass storage and Ethernet applications. Mr. Tuttle holds an M.S. in Electrical Engineering from UCLA and a B.S. in Electrical Engineering from Johns Hopkins University. Mr. Tuttle has been granted over 70 patents covering many fundamental semiconductor inventions including key aspects of wireless communications. Mr. Tuttle’s intimate knowledge of our company and the industry and his service as our Chief Executive Officer qualify him to serve as a member of our Board of Directors.

Sumit Sadana, 47

has served as a Director of Silicon Laboratories since April 2015. Mr. Sadana has served as Executive Vice President and Chief Strategy Officer of SanDisk since September 2012 and previously served as SanDisk’s Senior Vice President and Chief Strategy Officer from April 2010 to September 2012. Mr. Sadana was President of Sunrise Capital LLC, a technology and financial consulting firm, from October 2008 to March 2010. Mr. Sadana was also Senior Vice President Strategy and Business Development from December 2004 to September 2008, as well as Chief Technology Officer from January 2006 to May 2007 at Freescale Semiconductor, Inc., a provider of embedded processors. Mr. Sadana started his career at International Business Machines Corporation where he held several hardware design, software development, operations, strategic planning, business development and general management roles. Mr. Sadana has a B.Tech. in Electrical Engineering from the Indian Institute of Technology (IIT), Kharagpur and an M.S. in Electrical Engineering from Stanford University. Since January 2014, Mr. Sadana has served on the Board of Directors of Second Harvest Food Bank. Mr. Sadana’s combination of independence and his experience, including experience in the semiconductor industry, qualifies him to serve as a member of our Board of Directors.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Board Leadership/Independence

The Board of Directors separates the role of Chairman of the Board from the role of Chief Executive Officer. The Board of Directors has also designated Mr. Wood as the Lead Director. The Lead Director’s duties include presiding over executive sessions of the Company’s independent directors and serving as principal liaison between the non-employee directors, the Chief Executive Officer and the Chairman of the Board on sensitive issues. The Board believes that the appointment of the Lead Director and the separation of the Chairman and Chief Executive Officer roles currently provides the most efficient and effective leadership model for the Company as it encourages free and open dialogue regarding competing views and provides for strong checks and balances. Specifically, the balance of powers among our Chief Executive Officer, Chairman of the Board and Lead Director facilitates the active participation of our independent directors and enables our Board of Directors to provide more effective oversight of management. The Board of Directors has determined that Messrs. Bogen, Kim, Lazar, Sadana, Sooch and Wood and Ms. Richardson are each independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. Independent directors met in executive session without the Chief Executive Officer and other non-independent directors present on four occasions during fiscal 2015.

Committees and Meetings

During fiscal 2015, our Board of Directors held eight meetings. Our Board of Directors has an Audit Committee, Compensation Committee, Equity Award Committee and a Nominating and Corporate Governance Committee. During fiscal 2015, each incumbent director attended or participated in substantially all of the aggregate of (i) the meetings of the Board of Directors and (ii) the meetings held by all committees of the Board of Directors on which such director served.

Audit Committee. The Audit Committee is responsible for matters relating to the selection of our independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of our independent registered public accounting firm, compliance with our accounting and financial policies, and management’s procedures and policies relative to the adequacy of our internal accounting controls. The members of the Audit Committee are Messrs. Enloe, Lazar and Wood. Mr. Enloe serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. Enloe and Mr. Lazar are each qualified as an audit committee financial expert pursuant to Item 407 of Regulation S-K and as a financially sophisticated audit committee member under Rule 5605(c)(2)(A) of the Marketplace Rules of the NASDAQ Stock Market, Inc. The Board of Directors has also determined that each of the members of the Audit Committee is independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. and Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is located on our Internet website under the “Investor Relations” page. Our Internet website address is http://www.silabs.com. See Appendix II for a copy of the Audit Committee charter. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Audit Committee held seven meetings during fiscal 2015.

Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding our compensation policies and all forms of compensation to be provided to our executive officers and other employees. In addition, the Compensation Committee has authority to administer our stock incentive and stock purchase plans. The members of the Compensation Committee are Messrs. Sadana and Wood and Ms. Richardson. Mr. Sadana serves as Chairman of the Compensation Committee. Mr. Walker served as Chairman of the Compensation Committee until his death in November 2015. The Board of Directors has determined that each of the members of the Compensation Committee is independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is located on our Internet website under the “Investor Relations” page. Our Internet website address is http://www.silabs.com. The Compensation Committee held eight meetings during fiscal 2015.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee focuses on issues related to the composition, practices and operations of the Board of Directors. In addition, the Nominating and Corporate Governance Committee has the authority to consider candidates for the Board of Directors recommended by

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PROPOSAL ONE: ELECTION OF DIRECTORS

stockholders and to determine the procedures with respect to such stockholder recommendations. The members of the Nominating and Corporate Governance Committee are Messrs. Lazar and Wood and Ms. Richardson. Mr. Wood serves as Chairman of the Nominating and Corporate Governance Committee. The Board of Directors has determined that each member is independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on our Internet website under the “Investor Relations” page. The Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, the Corporate Governance Policy, which is also located on our Internet website under the “Investor Relations” page. Our Internet website address is http://www.silabs.com. The Nominating and Corporate Governance Committee held four meetings during fiscal 2015.

Director Nomination

In evaluating potential director candidates, the Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors and seeks to ensure that at least a majority of the directors are independent under the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. The Nominating and Corporate Governance Committee selects director nominees based on their personal and professional integrity, depth and breadth of experience, ability to make independent analytical inquiries, understanding of our business, willingness to devote adequate attention and time to duties of the Board of Directors and such other criteria as is deemed relevant by the Nominating and Corporate Governance Committee. The Company’s Corporate Governance Policy (approved by the Board of Directors) provides that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and skills. The Company does not have any other formal policy with respect to the diversity of our directors. The Nominating and Corporate Governance Committee considers the effectiveness of this policy and the effectiveness of the Board of Directors generally in the course of nominating directors for election.

In identifying potential director candidates, the Nominating and Corporate Governance Committee relies on recommendations made by current directors and officers. In addition, the Nominating and Corporate Governance Committee may engage a third party search firm to identify and recommend potential candidates. Finally, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders.

Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee must provide written notice not later than November 11, 2016 to the Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701. Any such notice should clearly indicate that it is a recommendation of a director candidate by a stockholder and must set forth (i) the name, age, business address and residence address of the recommended candidate, (ii) the principal occupation or employment of such recommended candidate, (iii) the class and number of shares of the corporation which are beneficially owned by such recommended candidate, (iv) a description of all understandings or arrangements between the stockholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the stockholder and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors.

In addition, such notice must contain (i) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting, (ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such nomination, (iii) the class and number of shares of the corporation that are beneficially owned by such stockholder, (iv) any material interest of the stockholder in such recommendation and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such stockholder’s capacity as proponent of a stockholder proposal. Assuming that a stockholder recommendation contains the information required above, the Nominating and Corporate Governance Committee will evaluate a candidate recommended by a stockholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend our annual meetings of stockholders if practicable. Except for Laurence Walker, all of the directors in office at the time of the annual meeting of stockholders held on April 24, 2015 attended such meeting.

Stockholder Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors or with individual directors. Stockholders who wish to communicate with the Board of Directors or with individual directors should direct written correspondence to our Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701. Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the corporation, (ii) the name and address, as they appear on the corporation’s books, of the stockholder sending such communication and (iii) the class and number of shares of the corporation that are beneficially owned by such stockholder. The Corporate Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is deemed unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors, employees and consultants. Our Code of Business Conduct and Ethics is located on our website under the “Investor Relations” page. Our website address is http://www.silabs.com.

Risk Management

Our Board of Directors oversees our management, which is responsible for the day-to-day issues of risk management. Such oversight is facilitated in large part by the Audit Committee, which receives reports from management, the internal audit team, and the Company’s independent registered public accounting firm. In addition, members of management (including the Chief Executive Officer, Chief Financial Officer, and General Counsel) may also report directly to the Board of Directors on significant risk management issues.

Director Compensation and Indemnification Arrangements

Under the 2009 Stock Incentive Plan, as amended and restated on April 15, 2014, on the date of each annual meeting of stockholders, the Board of Directors grants each non-employee director an RSU award that shall vest on approximately the first anniversary of the date of grant at no cost covering a number of shares of the Company’s common stock equal to $150,000 (or $225,000 for the Chairperson of the Board) divided by the fair market value of the Company’s common stock as of the date of grant; provided that any former employee of the Company must have served as a non-employee director for at least six months in order to receive such award. As Chairman of the Board, Mr. Sooch received a grant of 4,422 RSUs on the date of the 2015 annual meeting of stockholders. Messrs. Bogen, Enloe, Lazar, Sadana, Walker and Wood each received a grant of 2,948 RSUs on the date of the 2015 annual meeting of stockholders.

We pay our non-employee directors cash compensation consisting of (i) $33,000 per person per year, (ii) an additional $20,000 per year for the Chairman of the Audit Committee, (iii) an additional $5,000 per year for each Audit Committee member (excluding the Chairman), (iv) an additional $20,000 per year for the Chairman of the Compensation Committee, (v) an additional $5,000 per year for each Compensation Committee member (excluding the Chairman), (vi) an additional $10,000 per year for the Chairman of the Nominating and Corporate Governance Committee, (vii) an additional $2,500 per year for each Nominating and Corporate Governance Committee member (excluding the Chairman), (viii) an additional $10,000 per year for the Lead Director and (ix) an additional $20,000 per year for the Chairman of the Board. Payments under the cash compensation plan are generally paid in equal quarterly installments on the last day of each fiscal quarter.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Fees were pro-rated if the individual served less than the full year in a committee position. In April 2015, Mr. Wood replaced Mr. Enloe as Chairman of the Nominating and Corporate Governance Committee, Mr. Lazar replaced Mr. Cash as a member of the Nominating and Corporate Governance Committee and Mr. Sadana replaced Mr. Cash as a member of the Compensation Committee.

Our certificate of incorporation limits the personal liability of our directors for breaches by them of their fiduciary duties. Our bylaws require us to indemnify our directors to the fullest extent permitted by Delaware law. We have also entered into indemnification agreements with all of our directors and have purchased directors’ and officers’ liability insurance.

In addition to the above compensation, we also reimburse non-employee directors for all reasonable out-of-pocket expenses incurred for attending board and committee meetings.

The following table provides summary information on compensation earned by each non-employee member of our Board of Directors in fiscal 2015.

Director Compensation Table for Fiscal 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Alf-Egil Bogen	33,000	150,024	183,024
R. Ted Enloe III	56,132	150,024	206,156
Jack R. Lazar	39,717	150,024	189,741
Sumit Sadana	26,099	150,024	176,123
Navdeep S. Sooch	53,000	225,036	278,036
Laurence G. Walker	60,500	150,024	210,524
William P. Wood	59,867	150,024	209,891

(1)

Amounts shown do not reflect compensation actually received by the director, but represent the grant date fair value as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”). The assumptions underlying the calculation are discussed under Note 13, Stock-Based Compensation, of the Company’s Form 10-K for the fiscal year ended January 2, 2016.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote

FOR the election of the Nominees for Class III Directors as listed above.

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PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Ernst & Young LLP has audited our financial statements since our inception in 1996. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The following table presents fees for professional services rendered by Ernst & Young LLP for fiscal 2015 and 2014:

	2015 ($)	2014 ($)
Audit fees	1,174,050	882,800
Audit-related fees	3,800	1,600
Tax fees	25,900	83,000
All other fees	2,160	2,160
Total	1,205,910	969,560

Audit Fees. Audit fees relate to services rendered in connection with the audits of the annual consolidated financial statements and attestation of management’s report on internal controls over financial reporting included in our Form 10-K, the quarterly reviews of financial statements included in our Form 10-Q filings, fees associated with SEC registration statements, assistance in responding to SEC comment letters, accounting consultations related to audit services and statutory audits required internationally.

Audit-Related Fees. Audit-related fees include services for assurance and other related services, such as consultations concerning financial accounting and reporting matters and due diligence related to mergers and acquisitions.

Tax Fees. Tax fees include services for tax compliance, research and technical tax advice.

All Other Fees. All other fees include the aggregate fees for products and services provided by Ernst & Young LLP that are not reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Audit Committee is authorized by its charter to pre-approve all auditing and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform attest services, including the associated fees. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Committee in the event that a need arises for pre-approval between Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting. During fiscal 2015, all such services were pre-approved in accordance with the procedures described above.

Our Audit Committee has reviewed the fees described above and believes that such fees are compatible with maintaining the independence of Ernst & Young LLP.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirement. However, the appointment of Ernst & Young LLP is being submitted to the stockholders for ratification. If the stockholders fail to ratify the appointment, the Audit Committee will

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PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

Recommendation of the Board of Directors

Upon the recommendation of our Audit Committee, our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of the appointment of

Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

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PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal Three: Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission.

This vote is advisory, and, therefore, not binding on the Company, the Compensation Committee, or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of the Named Executive Officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain the Named Executive Officers, who are critical to our success. Under this program, the Named Executive Officers are rewarded for the achievement of strategic and operational objectives and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis and the accompanying compensation tables beginning on page 19 of this Proxy Statement for additional information about our executive compensation program, including information about the compensation of the Named Executive Officers in 2015.

The Compensation Committee regularly reviews our executive compensation program to ensure that it achieves the desired goal of aligning our executive compensation structure with the interests of our stockholders and current market practices.

We are asking our stockholders to indicate their support for the compensation of the Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of the Named Executive Officers. Please note that this vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

We will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers as disclosed in this Proxy Statement is hereby approved.”

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR approval of the above resolution.

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OTHER MATTERS

Other Matters

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

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OWNERSHIP OF SECURITIES

Ownership of Securities

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of January 31, 2016 by (i) all persons who were beneficial owners of five percent or more of our common stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement and (iv) all then current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Shares Beneficially Owned(2)
G. Tyson Tuttle (3)	189,931	*
William G. Bock (4)	40,761	*
John C. Hollister (5)	27,585	*
Kurt W. Hoff (6)	103,270	*
Sandeep P. Kumar (7)	46,618	*
Navdeep S. Sooch (8)	705,327	1.70%
Alf-Egil Bogen	2,992	*
R. Ted Enloe (9)	30,000	*
Neil Kim	0	*
Jack R. Lazar	15,038	*
Nina Richardson	0	*
Sumit Sadana	0	*
William P. Wood (10)	86,980	*
Entities deemed to be affiliated with BlackRock Inc. (11)	3,492,951	8.42%
Entities deemed to be affiliated with The Vanguard Group (12)	2,782,047	6.70%
Entities deemed to be affiliated with FMR LLC (13)	6,236,114	15.02%
All directors and executive officers as a group (12 persons) (14)	1,145,232	2.75%
Total Beneficial Ownership	13,656,344	32.74%

*	Represents beneficial ownership of less than one percent.
(1)	Unless otherwise indicated in the footnotes, the address for the beneficial owners named above is 400 West Cesar Chavez, Austin, Texas 78701.
(2)

Percentage of ownership is based on 41,507,778 shares of common stock outstanding on January 31, 2016. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after January 31, 2016 and shares of common stock subject to restricted stock units which will become vested within 60 days after January 31, 2016 are deemed outstanding for computing the percentage for the person or group holding such awards but are not deemed outstanding for computing the percentage for any other person or group.

(3)	Includes 5,761 shares issuable upon exercise of stock options and 59,758 shares issuable upon the release of vested restricted stock units.
(4)	Includes 7,224 shares issuable upon the release of vested restricted stock units.
(5)	Includes 11,994 shares issuable upon the release of vested restricted stock units.
(6)	Includes 67,500 shares issuable upon exercise of stock options.
(7)	Includes 13,064 shares issuable upon the release of vested restricted stock units.
(8)	Includes 40,000 shares issuable upon exercise of stock options.
(9)	Includes 30,000 shares issuable upon exercise of stock options.
(10)	Includes 40,442 shares held in a limited partnership of which Mr. Wood is the sole general partner and 30,000 shares issuable upon exercise of stock options.
(11)

Pursuant to a Schedule 13G/A dated January 27, 2016 filed with the SEC, BlackRock Inc. reported that as of December 31, 2015 it and certain related entities had sole voting power over 3,400,394 shares and dispositive power over 3,492,951 shares and that its address is 55 East 52nd Street, New York, New York 10055.

(12)

Pursuant to a Schedule 13G/A dated February 11, 2016 filed with the SEC, The Vanguard Group reported that as of December 31, 2015 it and certain related entities had sole voting power over 80,448 shares, sole dispositive power over 2,701,669 shares and shared dispositive power over 80,348 shares and that its address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(13)

Pursuant to a Schedule 13G/A dated February 12, 2016 filed with the SEC, FMR LLC reported that as of December 31, 2015 it and certain related entities had sole voting power over 1,099,100 shares and dispositive power over 6,236,114 shares and that its address is 245 Summer Street, Boston, Massachusetts 02210.

(14)	Includes an aggregate of 105,761 shares issuable upon exercise of stock options and an aggregate of 92,040 shares issuable upon the release of vested restricted stock units.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Transactions

Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance. In addition, our certificate of incorporation limits the personal liability of the members of our Board of Directors for breaches by the directors of their fiduciary duties.

On October 17, 2013, the Company appointed Alf-Egil Bogen to its Board of Directors. Mr. Bogen was chief marketing officer of Energy Micro, until it was acquired by the Company on July 1, 2013. Mr. Bogen was the beneficial owner of approximately 2% of the Energy Micro equity and accordingly (a) of the initial consideration of $107.4 million at closing, he received approximately $0.9 million, (b) received an additional approximately $0.4 million out of the $20.0 million holdback related to potential indemnification claims, (c) received approximately $0.1 million of the $6.3 million paid for the fiscal 2014 earn-out and (d) may receive approximately $0.5 million of the remaining potential $26.7 million earn-out for fiscal 2015 through 2018. Mr. Bogen had invested approximately $0.8 million in Energy Micro prior to the acquisition.

Policies and Procedures with Respect to Related Party Transactions

Our Audit Committee Charter requires that the members of our Audit Committee, all of whom are independent directors, review and approve all related party transactions as described in Item 404 of Regulation S-K promulgated by the SEC. We have also adopted a written policy regarding the approval of all related party transactions. Under such policy, each of our directors and executive officers must notify the Corporate Secretary (who, in turn, will provide such information to the Audit Committee) of any proposed related party transactions. To assist with the identification of potential related party transactions, we solicit information through questionnaires in connection with the appointment of new directors and executive officers and on an annual basis with respect to existing directors and executive officers. The Chairman of the Audit Committee is delegated the authority to approve or ratify any related party transactions in which the aggregate amount involved is expected to be less than $1 million per year. All other proposed related party transactions are subject to approval or ratification by the Audit Committee except for certain categories of transactions that are deemed to be pre-approved by the Audit Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee and the Chairman, if applicable, will take into account, among other factors deemed appropriate, whether the related party transaction is on terms no more favorable to the counterparty than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Our Code of Business Conduct and Ethics requires our executive officers and directors to disclose any conflicts of interest, including any material transaction or relationship involving a potential conflict of interest. No executive officer may work, including as a consultant or a board member, simultaneously for us and any competitor, customer, supplier or business partner without the prior written approval of our Chief Financial Officer or legal department. Furthermore, executive officers are encouraged to avoid any direct or indirect business connections with our competitors, customers, suppliers or business partners.

Pursuant to our Corporate Governance Policy, we expect each of our directors to ensure that other existing and future commitments do not conflict with or materially interfere with their service as a director. Directors are expected to avoid any action, position or interest that conflicts with our interests, or gives the appearance of a conflict. In addition, directors should inform the Chairman of our Nominating and Corporate Governance Committee prior to joining the board of another public company to ensure that any potential conflicts, excessive time demands or other issues are carefully considered.

Director Independence

See the subsection entitled “Committees and Meetings” in the section of this Proxy Statement entitled “Proposal One: Election of Directors.”

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AUDIT COMMITTEE REPORT

Audit Committee Report

The following is the report of the Audit Committee with respect to the audit of the fiscal 2015 audited consolidated financial statements of Silicon Laboratories Inc. (the “Company”):

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. Additionally, the independent registered public accounting firm is responsible for performing an independent audit of the Company’s internal controls over financial reporting and for issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements in the Annual Report were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements in the Annual Report with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm, Ernst & Young LLP, the required communications specified by auditing standards together with guidelines established by the SEC and the Sarbanes-Oxley Act.

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures required by applicable requirements for the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee reviewed non-audit services provided by its independent registered public accounting firm for the last fiscal year, and determined that those services are not incompatible with maintaining the independent registered public accounting firm’s independence.

Based upon the Committee’s discussion with management and the independent registered public accounting firm and the Committee’s review of the representation of management and the reports of the independent registered public accounting firm to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

R. Ted Enloe III (Chairman)

Jack R. Lazar

William P. Wood

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EXECUTIVE OFFICERS

Executive Officers

Set forth below is information regarding the executive officers of Silicon Laboratories as of February 17, 2016.

Name	Age	Position
G. Tyson Tuttle	48	President, Chief Executive Officer and Director
John C. Hollister	46	Senior Vice President and Chief Financial Officer
Sandeep P. Kumar	51	Senior Vice President of Worldwide Operations
Brandon Tolany	42	Senior Vice President of Worldwide Sales

G. Tyson Tuttle has served as a Director and our Chief Executive Officer since April 2012. Upon Mr. Bock’s retirement in February 2016, he also became President. Mr. Tuttle served as our Chief Operating Officer and Senior Vice President from May 2011 to April 2012. From January 2010 to May 2011, Mr. Tuttle served as our Chief Technical Officer. From May 2005 to December 2009, he was our Vice President and General Manager of Broadcast products including the audio and video product families. Mr. Tuttle joined Silicon Laboratories in 1997 as a senior design engineer. From 1999 to 2005, Mr. Tuttle served in a variety of product management, marketing and business leadership positions. Previously, Mr. Tuttle held senior design engineering positions at Crystal Semiconductor/Cirrus Logic and Broadcom Corporation where he focused on high-speed mixed-signal circuit design for mass storage and Ethernet applications. Mr. Tuttle holds an M.S. in Electrical Engineering from UCLA and a B.S. in Electrical Engineering from Johns Hopkins University. Mr. Tuttle has been granted over 70 patents covering many fundamental semiconductor inventions including key aspects of wireless communications.

John C. Hollister has served Silicon Laboratories as our Chief Financial Officer and Senior Vice President since June 2013. Prior to this role, Mr. Hollister was our Vice President, Business Development since April 2012, and also served as our Chief Information Officer from November 2012 to June 2013. Mr. Hollister served as our Vice President, Manufacturing and Asia Operations from November 2009 to April 2012. From April 2007 to October 2009, he was Managing Director, Asia Operations. Mr. Hollister joined Silicon Laboratories in 2004 and held financial management positions until April 2007. Prior to joining Silicon Laboratories, Mr. Hollister’s experience included Vice President of Finance at Cicada Semiconductor as well as various finance positions at Cirrus Logic, Veritas DGC, 3-D Geophysical and PricewaterhouseCoopers LLP. Mr. Hollister is a Certified Public Accountant and has a master’s degree in Accounting and a bachelor’s degree in Business Administration from the University of Texas at Austin.

Sandeep P. Kumar Sandeep Kumar has served as our Senior Vice President of Worldwide Operations since July 2013. He previously served as Vice President of Operations Engineering from September 2009 to July 2013. He joined Silicon Laboratories in July 2006 as Engineering Director. Prior to joining Silicon Laboratories, Dr. Kumar managed global test engineering teams and was responsible for worldwide product and test engineering for the storage business at Agere Systems, Lucent technologies and AT&T Bell Labs. Dr. Kumar has a bachelor’s degree in Electrical Engineering from the Indian Institute of Technology in Bombay, a M.S. in Electrical Engineering from the University of Evansville in Indiana and a Ph.D. in Electrical Engineering from Lehigh University.

Brandon Tolany Brandon Tolany has served as our Senior Vice President of Worldwide Sales since January 2016. Prior to joining Silicon Laboratories, Mr. Tolany served as Senior Vice President, Chief Sales and Marketing Officer at Freescale Semiconductor where he led global sales and marketing activities from 2013 to 2015. During his tenure at Freescale, Brandon progressed in a range of leadership positions including Vice President of Global Marketing for Microcontrollers and Director of Sales and Field Application Engineering for Freescale’s Americas West Region. Mr. Tolany started his career at Freescale in 2004 as a marketing manager for the i.MX applications processor product line. Prior to joining Freescale, Mr. Tolany was Director of Sales and Business Development for Luminent where he led global marketing efforts. He also served as a product manager at Mitsubishi Electric. Mr. Tolany holds a bachelor’s degree in Communications from the University of Texas at Austin.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2015 compensation program for our principal executive officer, principal financial officer, and three other most highly compensated executive officers of the Company. For 2015, these individuals were:

•	G. Tyson Tuttle, our Chief Executive Officer (our “CEO”).

•	William G. Bock, our former President.

•	John C. Hollister, our Senior Vice President and Chief Financial Officer (“CFO”).

•	Kurt W. Hoff, our former Senior Vice President of Worldwide Sales

•	Sandeep P. Kumar, our Senior Vice President of Worldwide Operations

We refer to these executive officers collectively in this Proxy Statement as the “Named Executive Officers.”

This Compensation Discussion and Analysis describes the material elements of our compensation program for the Named Executive Officers during 2015 as administered by the Compensation Committee of our Board of Directors (the “Compensation Committee”). It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices, with respect to Named Executive Officers. Finally, it explains how and why the Compensation Committee arrived at the specific compensation decisions for our Named Executive Officers in 2015, and discusses the key factors that the Compensation Committee considered in determining their compensation.

2015 Business Results

Fiscal 2015 revenue of $645 million grew four percent from fiscal 2014, fueled by strong performance in the company’s IoT and Infrastructure products. Revenues from Broadcast products declined in the year as weakness in consumer markets was partially offset by robust growth in automotive. Operating expenses continue to reflect significant investment in R&D, primarily related to products, software and solutions to address the Internet of Things market. Headcount increased by approximately eight percent from 2014 due to organic hiring and 2015 acquisitions.

Silicon Laboratories’ cash flow from operations has been positive nearly every quarter since it went public in 2000. In fiscal 2015, the company delivered operating cash flows of $105 million. Strong cash generation enabled the company to repurchase approximately $70 million of its stock during the year and also acquire two accretive companies, Bluegiga and Telegesis. The company ended the year with $250 million in cash, cash equivalents and investments.

2015 Business Highlights

•	IoT products grew 26% year-on-year, and represented 42% of total revenue during Q4 of 2015, up from just over a third of revenue during 2014.

•	Infrastructure grew 13% establishing a new record, with solid performance from both timing & isolation products.

•	Broadcast product revenue declined 18%, with second half softness reflecting weakness in consumer, which offset growth in automotive.

•	Access products exceeded expectations, delivering revenue nearly flat to 2014.

•	Channel revenue represented 68% of total revenue exiting 2015, increasing 6% year-on-year.

•	The company’s customer count increased by more than 20% to nearly 30,000.

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COMPENSATION DISCUSSION AND ANALYSIS

Significant Executive Compensation Actions

Our Compensation Committee, which consists entirely of independent directors, sets the compensation of our Named Executive Officers. For 2015, the Compensation Committee took the following actions with respect to the compensation of our Named Executive Officers:

•	Increased base salaries to bring them to the approximate median level of the market data (as adjusted to reflect the factors described under “Compensation-Setting Process” below);

•	Approved cash incentive award targets tied to our 2015 financial performance (such awards to our continuing Named Executive Officers ultimately paid out at 63% of the targeted amounts); and

•

Approved long-term incentive compensation, in the form of a combination of Restricted Stock Units (“RSU”) and Market Stock Unit (“MSU”) awards to further align the incentives of the executives and stockholders, retain key employees, and reward performance.

Significant Corporate Governance Standards

We have endeavored to maintain high standards in our executive compensation and governance practices. The following policies remained in effect in 2015:

•	We do not provide excise tax gross-ups in the event of a change in control.

•	All change in control agreements contain double trigger (rather than single trigger) change in control provisions.

•	We have stock ownership guidelines for our CEO that require the holding of our equity with a value equal to a multiple of three times his base salary (following a phase-in period).

•	We have stock ownership requirements for our Board of Directors to require the holding of our equity with a value equal to three times their annual cash retainer (following a phase-in period).

•

We do not provide significant perquisites or other personal benefits to our executive officers. Other than an annual physical examination paid for by the Company, our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other salaried employees.

•	We have operated with the roles of Chairman of the Board and Chief Executive Officer separated for several years.

•	We do not offer retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers, other than the 401(k) plan offered to our other salaried employees.

•	The compensation consultant engaged by the Compensation Committee does not provide any other services to the Company.

•

We conduct an annual review of our compensation programs for executive officers and other employees to assess the level of risk associated with those programs and the effectiveness of our policies and practices for monitoring and managing these risks.

•

We have a recoupment (or clawback) policy to provide for recovery of incentive compensation from any executive officer whose fraud or willful misconduct results in a restatement of our financial results.

Compensation Philosophy

Our executive compensation program supports our short-term and long-term strategic and operational goals and values and is intended to attract, motivate, and retain talented individuals to serve as our executive officers. The Compensation Committee designs the various components of our executive compensation program to support our culture and efforts to remain a growth company with strong profitability.

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COMPENSATION DISCUSSION AND ANALYSIS

We hold our executives to stringent performance standards and our compensation plans for our CEO and other named executive officers are designed to provide attractive pay opportunities if performance is outstanding and significantly lower actual compensation when performance is below our rigorous standards. To this end, a significant portion of target compensation for our executives is designed to be both at-risk and, in the case of our MSU awards, to require significant levels of outperformance in terms of total shareholder return (or “TSR”) relative to the Philadelphia Semiconductor Index (“XSOX” or “Index”) in order for the MSUs to be earned at target levels.

Our 2012 MSU grants required our TSR to match the index to earn the targeted MSU shares. In 2013, the Compensation Committee increased the level of performance required to earn the targeted MSU shares. All MSU awards granted after the beginning of our 2013 fiscal year require that our TSR exceed the TSR of the XSOX by 25 points (i.e., if the XSOX delivers TSR of 20%, our TSR must be 45%) for the targeted number of shares to be earned. Furthermore, if we deliver TSR that simply matches that of the XSOX, MSU participants earn just 61.5% of their target number of MSUs. The Compensation Committee feels that this approach provides a stronger pay-for-performance alignment and appropriately distinguishes our program from the most common MSU design among our peers, which provides target payments for delivering TSR that simply matches that of the benchmark index or peer group (vs. requiring 25 points of TSR outperformance). For more information on the design of our MSU program for awards granted in 2015, see “Long-term Incentives – MSU Awards” below.

CEO Pay – Realizable Gains

Over the past three fiscal years, ~36% of our CEO’s target total direct compensation has been awarded in the form of MSUs. While we have delivered positive TSR during the relevant performance cycles, as of the end of 2015, given the performance requirements of our MSU awards, our CEO forfeited 100% of the MSUs he was granted in 2013. As of the end of 2015, he was on track to earn between 0% and ~74% of the target number of his other outstanding MSU awards for the relevant performance periods, using the closing price of our common stock on January 2, 2016 of $48.54.

Update on MSU Grants awarded to CEO from FY13 to FY15

				TSR During Performance Period
Year of Grant	Performance Period	Status	Target TSR	SLAB	XSOX	Payment %
FY 13	3-Year	Complete	Index + 25 Points	22.1%	78.2%	0%
FY 14	1-Year	Complete	Index + 25 Points	8.5%	30.3%	28.0%
FY 14	2-Year	Complete	Index + 25 Points	21.6%	35.7%	39.9%
FY 14	3-Year	In Progress	Index + 25 Points	21.6%	35.7%	39.9%
FY 15	1-Year	Complete	Index + 25 Points	11.8%	4.0%	73.5%
FY 15	2-Year	In Progress	Index + 25 Points	11.8%	4.0%	73.5%
FY 15	3-Year	In Progress	Index + 25 Points	11.8%	4.0%	73.5%

As described above, our executive compensation program is structured with the objective of having actual (or “realizable”) compensation that, over-time, reflects a blend of strategic execution, financial performance and shareholder value creation. As such, our compensation program will provide only modest compensation when longer-term performance is below expectations. We believe that this approach optimally aligns the interests of management and our stockholders and results in the greatest emphasis on long-term stockholder value creation.

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COMPENSATION DISCUSSION AND ANALYSIS

Over the course of our CEO’s tenure we have continued to make important progress in a number of strategic areas and while our stock price has increased over this period, it has not kept pace with the aggressive performance standards outlined in our MSU awards. As a result of these challenging performance requirements and the emphasis placed on at risk pay, our CEO’s realizable compensation during the three-year period covering FY13 to FY15 of ~$10.1M is only ~75% of his target total compensation for this period of $13.5M as shown below.

Target Pay—includes base salary, target cash bonus, other compensation paid and the “fair value” at grant of equity awards (i.e., the accounting value of RSUs and MSUs).

Realizable Pay—includes base salary, actual bonus paid, other compensation paid and the “in-the-money” value of all equity awards granted during 2013, 2014 and 2015 as of the end of FY 2015, using the closing price of our common stock on January 2, 2016 of $48.54.

•	Realizable pay calculations assume equity awards are 100% vested upon grant, even though all such awards actually vest over three years.

•	Realizable pay figures for MSUs reflect actual payouts for performance periods that have concluded and tracking levels of attainment as of January 2, 2016 for performance periods in progress.

For more information on the various elements of compensation and the design of our MSU program for awards granted in 2015, see “Long-term Incentives – MSU Awards” below.

Compensation-Setting Process

Role of Compensation Committee. The Compensation Committee is responsible for administering our executive compensation program, as well as determining and approving the compensation for our Named Executive Officers. The Compensation Committee regularly reports to our Board of Directors on its deliberations and actions.

The Compensation Committee uses a balanced approach to set the compensation of our executive officers, with each primary direct component of compensation (base salary, annual cash incentive awards, and long-term incentive compensation) designed to play a specific role in achieving this objective. The Compensation Committee determines the compensation of each executive officer with respect to each compensation component based, in part, on its own analysis of competitive market data and the recommendations of our CEO, both as described below.

The Compensation Committee exercises its own judgment in making its compensation decisions and may accept or reject our CEO’s recommendations. In addition, the Compensation Committee receives input from its compensation consultant and meets in executive session (without our CEO present) prior to making its final determinations regarding compensation.

Differences in compensation among our executive officers are the result of the Compensation Committee’s exercise of its judgment, following its review of our CEO’s recommendations, its analysis of competitive market data and its consideration

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of overall Company performance, competitive pressures, business conditions, the value of current equity holdings and the potential financial impact of its compensation decisions. The key factors in the variance in compensation levels among our executive officers are differences in the competitive market data for each position and differences in each executive officer’s individual performance.

In determining the compensation of our CEO, the Compensation Committee consults with the other independent members of our Board of Directors, assesses our CEO’s individual performance, and considers competitive market data and the other factors described above.

The Committee did not establish a specific target percentile for the target compensation of our Named Executive Officers. The various factors described above provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Named Executive Officer. No single factor was determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

The Committee also noted that our stockholders approved our executive compensation practices pursuant to the advisory vote at our 2015 annual stockholders meeting, and the Committee believes that our compensation practices are at least as favorable to the Company as those that were previously approved.

Role of Management. In carrying out its responsibilities, the Compensation Committee works with members of our management, including our CEO. Typically, our management assists the Compensation Committee by providing information on Company performance and its perspective on compensation matters. Our CEO generally attends Compensation Committee meetings (except with respect to discussions involving his own compensation).

Typically, our CEO formulates recommendations for the Compensation Committee with respect to the compensation of our executive officers (except with respect to his own compensation) based on a review of the competitive market data developed by the Compensation Consultant, his performance evaluation of each executive officer and other considerations, including competitive pressures, business conditions, the value of current equity holdings, each individual’s tenure, compensation history, prior experience, distinctive value to the Company, variances in job responsibilities relative to similarly titled executives at other companies, the appropriate mix of compensation components, the Company’s overall performance and the potential financial impact (including dilution and compensation cost) associated with their compensation. Our CEO does not use a specific formula to weight these various factors.

Our CEO conducts this assessment with the assistance of our Vice President of Human Resources. Our CEO then makes formal recommendations to the Compensation Committee regarding adjustments to base salary, annual cash incentive award opportunities and equity awards for our executives (except with respect to his own compensation). Our CEO also recommends performance measures and related target levels for annual cash incentive awards and equity awards (except with respect to his own compensation).

While the Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters, the Compensation Committee only uses these recommendations and proposals as one factor in making its own compensation decisions for our executive officers.

Role of Compensation Consultant. The Compensation Committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with the administration of our executive compensation programs.

The Compensation Committee retained Compensia, Inc., a national compensation consulting firm providing executive compensation advisory services (“Compensia”), to provide competitive market data and analysis regarding material elements of compensation, including base salary, cash incentives and equity incentives. Compensia served at the discretion of the Compensation Committee. Compensia did not provide any other services to the Company in 2015.

With the approval of the Compensation Committee, Compensia also provides our CEO and our Vice President of Human Resources with market data regarding compensation for our executive officers so that our CEO’s compensation recommendations to the Compensation Committee are consistent with our compensation philosophy.

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COMPENSATION DISCUSSION AND ANALYSIS

Competitive Positioning. The Compensation Committee believes it is in the best interests of our stockholders to ensure that our executive compensation is competitive with that of other companies of similar size and complexity. At the end of 2014, the Compensation Committee directed Compensia to use data gathered from the 2014 Radford Executive Compensation Survey and publicly-available information from the following companies to identify and analyze the competitive market for executive compensation:

Atmel Corporation	Lattice Semiconductor Corp.
Cavium Inc.	Microchip Technology Inc.
Cirrus Logic	Microsemi Corporation
Cree, Inc.	Monolithic Power Systems Inc.
Cypress Semiconductor Corporation	PMC-Sierra Inc.
Diodes Incorporated	Power Integrations Inc.
Integrated Device Technology, Inc.	Semtech Corporation
Intersil Corporation	Synaptics Incorporated

Compensation Elements

The primary direct components of our executive compensation program are base salary, annual cash incentive awards and equity awards. The Compensation Committee does not use a prescribed formula for allocating compensation between annual and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Base Salary. The 2015 base salaries are set forth in the following table:

Named Executive Officer	2014 Base Salary ($) (1)	Percentage Increase	2015 Base Salary ($)
G. Tyson Tuttle	525,000	9.5%	575,000
William G. Bock	375,000	4.0%	390,000
John C. Hollister	325,000	4.6%	340,000
Kurt W. Hoff	330,200	6.0%	350,000
Sandeep P. Kumar	300,000	10.0%	330,000

(1)	The actual base salaries paid to the Named Executive Officers during 2015 are set forth in the Summary Compensation Table below.

Annual Cash Incentive Awards. Each year, the Compensation Committee adopts a bonus plan (the “Bonus Plan”) to reward exceptional performance and align the financial incentives of our Named Executive Officers with our short-term operating plan and long-term strategic objectives and the interests of our stockholders. The Compensation Committee approves the design, structure, and performance objectives, as well as each objective’s relative weighting, under the Bonus Plan. The Compensation Committee designs the Bonus Plan to pay each executive officer up to 150% of his target annual cash incentive award opportunity for outstanding performance. Consistent with our “pay-for-performance” philosophy, however, no payment is guaranteed if an executive officer fails to meet the minimum established performance objectives for his award opportunity under the Bonus Plan. In 2015, the Compensation Committee established a target annual cash incentive award opportunity under the Bonus Plan for each of our Named Executive Officers as a specified percentage of his or her base salary.

Typically, the Compensation Committee establishes one or more corporate financial metrics tied to our annual operating plan as the principal measures for determining each executive officer’s annual cash incentive award. For 2015, consistent with our business strategy, the Compensation Committee established adjusted revenue and adjusted operating income as a

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COMPENSATION DISCUSSION AND ANALYSIS

percentage of adjusted revenue as the principal corporate financial metrics. For this purpose, “adjusted revenue” and “adjusted operating income” mean revenue and operating income (as a percentage of adjusted revenue) as determined under generally accepted accounting principles modified for intangible asset amortization, acquisition-related items, termination costs and impairments. These adjusted measures more clearly highlight the results of core ongoing operations. For purposes of cash incentive awards, the Compensation Committee reserves the authority to determine whether to exclude any item when making adjustments from the corresponding GAAP metric. To reflect their functional roles and responsibilities, the Compensation Committee established corporate financial metrics as set forth in the table below for the purpose of determining the annual cash incentive awards for the Named Executive Officers. With respect to each of these corporate financial metrics, the percentage payout was to be determined using a sliding scale based on actual performance, with no minimum payout and a maximum payout of 150% of the portion of the executive’s target annual cash incentive award opportunity for above-target performance.

For 2015, the target annual cash incentive award opportunities and the relative weighting of the corporate financial metrics in their capacities as Named Executive Officers were as follows:

Named Executive Officer	Target Annual Cash Incentive Award Opportunity (as a Percentage of Base Salary) (%)	Performance Metrics	Weighting %
G. Tyson Tuttle	125	Adjusted Revenue	50
		Adjusted Operating Income %	50
William G. Bock	100	Adjusted Revenue	50
		Adjusted Operating Income %	50
John C. Hollister	75	Adjusted Revenue	50
		Adjusted Operating Income %	50
Kurt W. Hoff	100	Adjusted Revenue	100
Sandeep P. Kumar	75	Adjusted Revenue	50
		Adjusted Operating Income %	50

Award Decisions and Analysis. To ensure a direct correlation between our short-term performance and our actual business results, the Compensation Committee makes quarterly payments to our Named Executive Officers under the Bonus Plan. Each fiscal quarter, bonus payments are made to the extent we have achieved our pre-established corporate financial metrics.

Our Board of Directors and the Compensation Committee may exercise discretion either to make payments absent attainment of the relevant performance metric target levels or to reduce or increase the size of any award payment. Neither the Board of Directors nor the Compensation Committee exercised such discretion in 2015.

For each of the Named Executive Officers, the portion of his target annual cash incentive award opportunity that was attributable to these corporate financial metrics was allocated over the four fiscal quarters of 2015 in proportion to the amount of revenue that we estimated we would generate in each such quarter as reflected in our 2015 annual operating plan approved by our Board of Directors. Our Board of Directors established quarterly target levels with respect to the annual operating plan for each of the corporate financial metrics. We set these target levels to be challenging, but achievable. As evidence of the challenging nature of our performance targets, our executive officers received aggregate annual cash incentive awards that were less than their target award opportunity in three out of the last five years.

Appendix I provides a reconciliation of GAAP and non-GAAP executive compensation financial measures and shows the corporate financial metric targets and actual performance against those targets for 2015.

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COMPENSATION DISCUSSION AND ANALYSIS

The resulting payments to the continuing Named Executive Officers were as follows:

Named Executive Officer	Target Bonus as a Percent of Base Salary (%)	Actual Bonus as a Percent of Base Salary (%)
G. Tyson Tuttle	125%	82%
William G. Bock	100%	66%
John C. Hollister	75%	49%
Kurt W. Hoff	100%	51%
Sandeep P. Kumar	75%	49%

The cash incentive awards paid to the Named Executive Officers during 2015 are set forth in the Summary Compensation Table below.

Long-Term Incentive Compensation. The Compensation Committee uses long-term incentive compensation, typically in the form of equity awards, for our Named Executive Officers, to retain talent, to align their interests with the interests of our stockholders and to provide incentives that we believe encourage behaviors that will maximize stockholder value. For 2015, the Compensation Committee approved the use of a mix of MSUs and RSUs.

MSU Awards. Since 2011 we have awarded MSUs that compare our TSR against the XSOX. For MSU awards granted after the beginning of our FY 13, a payment equal to the target number of units can only be earned if our TSR exceeds the TSR results of the Index by 25 points. Where our TSR is either greater or lower than the Index results, payment is scaled 1.54 to 1, as shown below:

SLAB TSR% minus Index TSR%	Payout % of Target MSUs	Comment
90+	200.0%	To earn the maximum award, SLAB TSR must exceed Index TSR by 90 points
70	169.3%
50	138.5%
30	107.7%
25	100.0%	To earn the target MSU award, SLAB TSR must exceed index TSR by 25 points
20	92.3%
10	76.9%
0	61.5%	If SLAB TSR matches the Index TSR, MSUs are earned at 61.5% of Target
-20	30.8%
-30	15.4%
-40 or worse	0.0%	If SLAB TSR is more than 40 points below the Index TSR no MSUs are earned

In FY14 and FY15, we granted MSUs using the same performance scale as the awards granted in FY13 and shown above, but we also made the following changes to the program terms:

•

Added a cap on MSU payouts if TSR is negative. After reviewing best practices, our Compensation Committee introduced a cap on MSU payouts such that in the event our TSR is negative, the maximum payout under the MSUs would be 100% of the target award (regardless of the amount of TSR outperformance relative to the XSOX). This feature was added to reflect leading best practices in program design and to further strengthen the program from a pay-for-performance and shareholder alignment perspective.

•

Introduced one- and two-year measurement points. In order to further promote sustained performance and to support multi-year retention, our FY14 and FY15 awards provide an opportunity for our executives to “bank” up to 1/3 of their target award based on relative TSR performance after one- and two-years. The remaining 1/3 of the

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COMPENSATION DISCUSSION AND ANALYSIS

target award opportunity and all potential upside opportunity remains reserved for the three-year measurement period. All shares earned or banked are settled at the end of the three-year period to maximize the retentive value of the awards. Pursuant to the payment scale above, in order for the target number of shares to be “banked” for one- or two- year performance, our TSR must exceed that of the XSOX by 25 points or more in the applicable performance period.

RSU Awards. The RSUs awarded in 2015 provide a retention incentive and align the interests of our executive officers with those of our stockholders. These RSUs generally vest as to the underlying shares of common stock in three annual installments on each anniversary of the date of grant.

The Named Executive Officers were granted the following RSU and MSU awards on February 15, 2015:

	RSU Awards		MSU Awards
Named Executive Officer	Number of Shares (#)	Grant Date Fair Value ($)	Nominal Number of Shares (#)	Grant Date Fair Value ($)
G. Tyson Tuttle	36,034	1,775,035	36,034	1,735,397
William G. Bock	10,151	500,038	10,151	488,872
John C. Hollister	10,151	500,038	10,151	488,872
Kurt W. Hoff	15,429	760,033	10,151	488,872
Sandeep P. Kumar	10,151	500,038	10,151	488,872

Post-Employment Compensation

Generally, the equity awards granted under the Company’s 2009 Stock Incentive Plan, as amended and restated on April 15, 2014, provide for accelerated vesting of any unvested shares in the event that such equity awards are not assumed or replaced by the acquiring entity in connection with a change in control of the Company or the executive officer is demoted, relocated, or terminated other than for misconduct within 18 months following the change in control transaction. We have provided for this treatment based on our belief that such treatment ensures that the executive officers remain focused on their responsibilities in the event of a potential transaction that will result in a significant benefit to our stockholders. The terms and conditions of these acceleration provisions are provided at a level that the Compensation Committee believes to be comparable to those of companies of similar size in our industry sector.

Welfare, Retirement, and Other Benefits

Welfare Benefits. The Company maintains an array of benefit programs to meet the health care and welfare needs of our employees, including medical and prescription drug coverage, dental and vision programs, medical and dependent care flexible spending accounts, short-term disability insurance, long-term disability insurance, accidental death and dismemberment insurance, and group life insurance, as well as customary vacation, paid holiday, leave of absence and other similar policies. Our executive officers, including the Named Executive Officers, participate in these benefit programs on the same general terms as all of our salaried employees.

Retirement Benefits. The Company has established a tax-qualified Section 401(k) retirement savings plan for our employees. Our executive officers, including the Named Executive Officers, are eligible to participate in this plan on the same general terms available to all of our salaried employees. Currently, plan participants are provided with matching contributions that are subject to time-based vesting conditions. It is intended that this plan qualify under Section 401(a) of the Internal Revenue Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan. Our executive officers, including the Named Executive Officers, do not receive any retirement benefits beyond those generally available to our salaried employees.

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COMPENSATION DISCUSSION AND ANALYSIS

Perquisites and Other Personal Benefits. In addition to the general welfare benefits described above, the Compensation Committee has determined that we provide our executive officers, including the Named Executive Officers, with an annual physical examination beyond the benefit provided under our standard health care plans.

The Compensation Committee does not view perquisites or other personal benefits as a significant component of our executive compensation program and, except as described in the preceding paragraph, did not provide any perquisites or other personal benefits to our executive officers during 2015.

Income Tax and Accounting Considerations

Deductibility of Executive Compensation. In determining which elements of compensation are to be paid, and how they are weighted, the Compensation Committee takes into account the implications of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Generally, Section 162(m) prohibits us from taking a federal income tax deduction for remuneration in excess of $1 million paid to our CEO and each of the other three most highly-compensated executive officers (not including the CFO) of the Company in a taxable year. Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

The Compensation Committee’s policy is to qualify, to the extent practicable, the compensation of our executive officers for deductibility under applicable tax laws. The Compensation Committee believes that its primary responsibility is to provide a compensation program to meet our stated business objectives, however, and, thus, reserves the right to pay compensation that is not tax-deductible if it determines that such a payment is in the best interests of the Company and our stockholders.

Accounting Treatment of Executive Compensation. The Company follows Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), formerly known as SFAS 123(R), for our stock-based awards. ASC Topic 718 requires companies to measure the compensation cost for all stock-based awards made to employees (including our executive officers) and directors, including stock options and restricted stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an executive officer is required to render service in exchange for his or her award.

Compensation Committee Report on Executive Compensation

We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis within the Executive Compensation section of this Proxy Statement with the management of the Company. Based on such review and discussion, we are of the opinion that the executive compensation policies and plans provide appropriate compensation to properly align Silicon Laboratories’ performance and the interests of its stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short- and long-term. Accordingly, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included as part of this Proxy filing.

Submitted by the Compensation Committee of the Board of Directors:

Sumit Sadana (Chairman)

William P. Wood

Nina Richardson

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COMPENSATION DISCUSSION AND ANALYSIS

Summary Compensation

The following table provides compensation information for our Named Executive Officers for fiscal 2015.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)		Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
G. Tyson Tuttle Chief Executive Officer and Director	2015	567,308		3,510,432		—		472,603	5,660		4,556,003
	2014	513,462	—	3,757,828		—		646,203	5,672		4,923,165
	2013	450,000	—	2,746,110		—		175,626	5,672		3,377,408
William G. Bock(4) Former President and Director	2015	387,692		988,910				256,438	660		1,633,700
	2014	375,000	—	899,802				369,259	672		1,644,733
	2013	302,885	—	3,031,359	(5)	—		66,968	672		3,401,884
John C. Hollister(6) Chief Financial Officer and Senior Vice President	2015	337,692		988,910				167,671	5,657		1,499,930
	2014	321,154		954,703		—		240,018	50,641	(8)	1,566,516
	2013	270,340	—	1,535,779	(7)	—		40,074	5,605		1,851,798
Kurt W. Hoff Senior Vice President of Worldwide Sales	2015	343,908		2,370,158	(9)	74,712	(9)	178,929	441,799	(10)	3,409,506
	2014	328,631	—	1,304,610		—		374,202	56,462	(11)	2,063,905
	2013	316,154	—	873,606		—		253,002	5,645		1,448,407
Sandeep P. Kumar(12) Senior Vice President of Worldwide Operations	2015	371,539		988,910				162,740	5,644		1,528,833
	2014
	2013

(1)

Amounts shown do not reflect compensation actually received by the Named Executive Officer, but represent the grant date fair value as determined pursuant to ASC Topic 718 (disregarding any estimate of forfeitures). The assumptions underlying the calculation under ASC Topic 718 are discussed under Note 13, Stock-Based Compensation, in our Form 10-K for the fiscal year ended January 2, 2016.

(2)

Represents amounts earned under the 2015 Bonus Plan for services rendered in fiscal 2015, 2014 Bonus Plan for services rendered in fiscal 2014 and the 2013 Bonus Plan for services rendered in fiscal 2013.

(3)	Consists of Company-paid life insurance premiums and employer matching contributions into the Company’s 401(k) Plan, unless noted otherwise.
(4)

Mr. Bock served as Interim CFO from February 22, 2013 through June 29, 2013. From June 30, 2013 through February 16, 2016, Mr. Bock served as President. Additionally, Mr. Bock has served as a Director since July 2011. Mr. Bock did not receive any compensation for his services as Director while serving as an employee

(5)	Includes the grant date fair value of RSUs, $720,009, that were awarded to Mr. Bock upon his appointment as Interim Chief Financial Officer of the Company.
(6)

Mr. Hollister served as our Vice President of Business Development from the beginning of fiscal 2013 through June 29, 2013. On July 30, 2013, Mr. Hollister was promoted to Senior Vice President and CFO.

(7)	Includes grant date fair value of RSUs, $225,029, awarded to Mr. Hollister prior to his promotion to Chief Financial Officer and Senior Vice President.
(8)

On January 1, 2015, the Company transitioned Mr. Hollister to a new flexible vacation policy applicable to all employees at or above the Director level. As part of the transition, the company made a one-time payment to Mr. Hollister for his accrued but unused vacation balance as of December 31, 2014. The number reported in this column includes $44,994 related to Mr. Hollister’s vacation payout, $5,000 in 401(k) match and $647 in Company-paid life insurance premiums.

(9)	Includes the incremental fair values of stock awards of $1,121,253, and option awards of $74,712, determined in accordance with ASC Topic 718 in connection with Mr. Hoff’s separation agreement.
(10)	Includes $3,750 in 401(k) match and $549 in Company-paid life insurance premiums and $437,500 in cash severance.
(11)

On January 1, 2015, the Company transitioned Mr. Hoff to a new flexible vacation policy applicable to all employees at or above the Director level. As part of the transition, the company made a one-time payment to Mr. Hoff for his accrued but unused vacation balance as of December 31, 2014. The number reported in this column includes $50,800 related to Mr. Hoff’s vacation payout, $5,000 in 401(k) match and $662 in Company-paid life insurance premiums.

(12)	Mr. Kumar became an executive officer on January 4, 2015.

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COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards

The following table contains information concerning all equity and non-equity plan-based awards granted during fiscal 2015 to our Named Executive Officers. All equity plan-based awards were granted under our 2009 Stock Incentive Plan, as amended and restated on April 15, 2014, and all non-equity plan-based awards were granted under our 2015 Bonus Plan.

Grants of Plan-based Awards Table for Fiscal 2015

Name	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards (1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (2) (#)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	Grant Date Fair Value of Stock and Option Awards (4) ($)
		Threshold	Target	Maximum	Threshold	Target	Maximum
G. Tyson Tuttle	2/15/2015	8,462	718,750	1,078,125	—	36,034	72,068	36,034	3,510,432
William G. Bock	2/15/2015	4,596	390,000	585,000	—	10,151	20,302	10,151	988,910
John C. Hollister	2/15/2015	3,002	255,000	382,500	—	10,151	20,302	10,151	988,910
Kurt W. Hoff	2/15/2015	8,441	350,000	525,000	—	10,151	20,302	15,429	2,444,870	(5)
Sandeep P. Kumar	2/15/2015	2,914	247,500	371,250	—	10,151	20,302	10,151	988,910

(1)

Amounts shown represent amounts that were available under the 2015 Bonus Plan. Actual bonuses received under the 2015 Bonus Plan by the executive officers are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	Represents MSUs where the target amount set forth above is subject to adjustment based upon our stock price performance relative to an established semiconductor index.
(3)	Represents RSUs.
(4)

Includes grant date fair value of both the MSUs and RSUs. A discussion of the assumptions underlying the calculation under ASC Topic 718 are discussed under Note 13, Stock-Based Compensation in our Form 10-K for the fiscal year ended January 2, 2016.

(5)	Includes $1,195,965 of incremental fair value of grants modified in connection with Mr. Hoff’s separation agreement, in accordance with ASC Topic 718.

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COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year-End

The following table shows all holdings of unexercised stock options and unvested RSU and MSU awards for each of our Named Executive Officers as of January 2, 2016.

Outstanding Equity Awards at Fiscal 2015 Year-End Table

	Option Awards				Stock Awards
					Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards:
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date				Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
G. Tyson Tuttle	5,761	—	31.96	2/15/2018	97,095	(1)	4,712,991	109,598	(2)	5,319,887
William G. Bock	—	—			35,333	(3)	1,715,064	40,889	(4)	1,984,752
	—	—
	—	—
John C. Hollister	—	—			27,188	(5)	1,319,706	37,801	(6)	1,834,861
	—	—
Kurt W. Hoff	50,000	—	34.60	10/30/2016
	17,500	—	31.96	10/30/2016
Sandeep P. Kumar	—	—			25,934	(7)	1,258,836	25,801	(8)	1,252,381
	—	—

(1)

Represents 34,433 RSUs granted on March 15, 2013, 26,628 RSUs granted on February 15, 2014 and 36,034 RSUs granted on February 15, 2015. Assuming continued service, the RSUs associated with these grants vest as follows: 34,433 on February 15, 2016, 13,314 on each of February 15, 2016 and February 15, 2017 and one-third of the total number of RSUs granted in 2015 shall vest on each of the first three anniversaries of the grant date, respectively.

(2)

Represents 43,041 MSUs granted on March 15, 2013, 30,523 MSUs granted on March 12, 2014 and 36,034 MSUs granted on February 15, 2015. Assuming continued service, the MSUs associated with these grants vest as follows: on January 31, 2016, on January 31, 2017 and on January 31, 2018, respectively, with the actual payout contingent upon meeting certain performance criteria.

(3)

Represents 17,500 RSUs granted on June 30, 2013, 7,682 RSUs granted on February 15, 2014 and 10,151 RSUs granted on February 15, 2015. Assuming continued service, the RSUs associated with these grants vest as follows: 17,500 on June 30, 2016, 3,841 on each of February 15, 2016 and February 15, 2017 and one-third of the total number of RSUs granted in 2015 shall vest on each of the first three anniversaries of the grant date, respectively.

(4)

Represents 25,000 MSUs granted on June 30, 2013, 5,738 MSUs granted on March 12, 2014 and 10,151 MSUs granted on February 15, 2015. Assuming continued service, the MSUs associated with these grants vest as follows: on July 31, 2016, on January 31, 2017 and on January 31, 2018, respectively, with the actual payout contingent upon meeting certain performance criteria.

(5)

Represents 5,185 RSUs granted on February 15, 2013, 5,000 RSUs granted on June 30, 2013, 6,852 RSUs granted on February 15, 2014 and 10,151 RSUs granted on February 15, 2015. Assuming continued service, the RSUs associated with these grants vest as follows: 5,185 on February 15, 2016, 5,000 on June 30, 2016, 3,426 on each of February 15, 2016 and February 15, 2017, and one-third of the total number of RSUs granted in 2015 shall vest on each of the first three anniversaries of the grant date, respectively.

(6)

Represents 20,000 MSUs granted on June 30, 2013, 7,650 MSUs granted on March 12, 2014 and 10,151 MSUs granted on February 15, 2015. Assuming continued service, the MSUs associated with these grants vest as follows: on July 31, 2016, on January 31, 2017 and on January 31, 2018, respectively, with the actual payout contingent upon meeting certain performance criteria.

(7)

Represents 6,913 RSUs granted on February 15, 2013, 3,334 RSUs granted on August 15, 2013, 5,536 RSUs granted on February 15, 2014 and 10,151 RSUs granted on February 15, 2015. Assuming continued service, the RSUs associated with these grants vest as follows: 6,913 on February 15, 2016, 3,334 on August 15, 2016, 2,768 on each of February 15, 2016 and February 15, 2017 and one-third of the total number of RSUs granted in 2015 shall vest on each of the first three anniversaries of the grant date, respectively.

(8)

Represents 8,000 MSUs granted on August 1, 2013, 7,650 MSUs granted on March 12, 2014 and 10,151 MSUs granted on February 15, 2015. Assuming continued service, the MSUs associated with these grants vest as follows: on August 31, 2016, on January 31, 2017 and on January 31, 2018, respectively, with the actual payout contingent upon meeting certain performance criteria.

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COMPENSATION DISCUSSION AND ANALYSIS

Option Exercises and Stock Vested Table

The following table shows gains realized from the exercise of stock options and shares acquired upon the vesting of RSUs with respect to our Named Executive Officers during fiscal 2015.

Option Exercises and Stock Vested Table During Fiscal 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
G. Tyson Tuttle	15,750	316,068	27,072	1,296,167
William G. Bock	27,546	570,284	21,341	1,134,383
John C. Hollister			13,982	733,894
Kurt W. Hoff			56,123	2,809,399
Sandeep P. Kumar			11,429	544,761

Potential Payments Upon Termination or Change in Control

Consistent with practices within our industry, we also provide certain post-employment termination benefits. We have implemented these programs in order to ensure we are able to continue to attract and retain top talent as well as ensure that during the uncertainty associated with a potential change in control or succession plan, the executives remain focused on their responsibilities and ensure a maximum return for our stockholders.

Equity Compensation. At our 2009 annual stockholders’ meeting, our stockholders approved the 2009 Stock Incentive Plan (the “2009 Plan”) and the 2009 Plan became effective immediately. On April 15, 2014, our stockholders approved amendments of the 2009 Plan. The amendments updated the 2009 Plan to comply with changes in local laws, authorized additional shares of common stock for future issuance, improved the Company’s corporate governance, and implement other best practices. Under our prior 2000 Stock Incentive Plan (the “2000 Plan”), no shares remain issuable except for those that were subject to outstanding awards as of the date of approval of the 2009 Plan. The 2009 Plan and the 2000 Plan (together, the “Plans”) govern the equity awards granted to our Named Executive Officers and other participants.

The 2009 Plan and the 2000 Plan include the following general change in control provisions, which may result in the accelerated vesting of outstanding stock options and stock awards:

•

Automatic Acceleration of Awards if not Assumed: In the event that we experience a change in control, the vesting of outstanding equity awards will automatically fully accelerate and any transfer restrictions or repurchase rights will lapse, unless the awards are assumed or replaced by the successor company or otherwise continued in effect.

•

Discretionary Acceleration of Awards: Our Compensation Committee, as plan administrator of the Plans has the authority to accelerate the vesting of all outstanding equity awards at any time, including in the event of a change in control of the Company, by means of a “hostile take-over” or otherwise, whether or not those awards are assumed or replaced or otherwise continued in effect. Under the 2000 Plan, any options so accelerated shall remain exercisable until the expiration or sooner termination of the option term in the case of a hostile take-over.

•

Acceleration Upon Termination After a Change in Control: During a change in control, our Compensation Committee may provide for the acceleration of vesting if a participant (including a Named Executive Officers) is Involuntarily Terminated within a period of 18 months following a change in control. Pursuant to this authority, the terms of the stock options and stock awards granted to the Named Executive Officers and other participants under the Plans provide for such acceleration in vesting in the event of Involuntary Termination within 18 months following a change in control. Under the 2000 Plan, any options so accelerated shall remain exercisable until the earlier of (i) one year from the date of the participant’s termination and (ii) the expiration of the option term in the case of a change of control,

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COMPENSATION DISCUSSION AND ANALYSIS

and until the expiration or sooner termination of the option term in the case of a hostile take-over. Involuntary Termination includes termination by the successor company for reasons other than misconduct or resignation by the individual following a material reduction in duties, a greater than 15% reduction in compensation, or involuntary relocation by more than 50 miles.

The following table depicts potential compensation arrangements with our executive officers as a result of a change in control that subsequently results in Involuntary Termination. Such termination is assumed to occur on December 31, 2015, the last business day of our fiscal 2015.

Name	Intrinsic Value of Accelerated Equity(1) ($)
G. Tyson Tuttle	6,589,981
William G. Bock	2,188,464
John C. Hollister	1,830,108
Sandeep P. Kumar	1,791,179

(1)

Value is based upon the closing selling price per share of our common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2015, which was $48.54, less (if applicable) the option exercise price payable per share.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. No member of the Compensation Committee currently serves as one of our officers or employee.

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COMPENSATION DISCUSSION AND ANALYSIS

Equity Compensation Plan Information

The following table provides information on the Company’s shares of common stock that may be issued under existing equity compensation plans as of January 2, 2016.

Equity Compensation Plan Information

	A		B		C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (#)		Weighted Average Exercise Price of Outstanding Options ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (#)
Equity Compensation Plans Approved by Stockholders (1)	2,015,277	(2)	34.64	(3)	3,662,696	(4)
Equity Compensation Plans Not Approved by Stockholders	—		—		—
Total	2,015,277		34.64		3,662,696

(1)

Consists of our 2000 Stock Incentive Plan, our 2009 Stock Incentive Plan and our 2009 Employee Stock Purchase Plan. No shares remain issuable under our prior 2000 Stock Incentive Plan, except for those that are subject to outstanding awards.

(2)

Includes 1,803,444 shares of common stock subject to full value awards that vest over the holders’ period of continued service and 211,833 shares of common stock issuable upon the exercise of stock options with a weighted average remaining term of 1.2 years. Excludes purchase rights accruing under our 2009 Employee Stock Purchase Plan. Under the 2009 Employee Stock Purchase Plan, each eligible employee may contribute up to 15% of his or her base salary to purchase shares of our common stock at semi-annual intervals on the last U.S. business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of our common stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs and (ii) the closing selling price per share on the semi-annual purchase date.

(3)

Calculated without taking into account 1,803,444 shares of common stock subject to outstanding full value awards that will become issuable as those awards vest without any cash consideration for such shares.

(4)

Consists of shares available for future issuance under our 2009 Stock Incentive Plan and our 2009 Employee Stock Purchase Plan. As of January 2, 2016, an aggregate of 2,991,204 shares of our common stock were available for issuance in connection with future awards under our 2009 Stock Incentive Plan and 671,492 shares of our common stock were available for issuance under our 2009 Employee Stock Purchase Plan.

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NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

No Incorporation by Reference of Certain Portions of this Proxy Statement

Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate information in this Proxy Statement, neither the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such filings as provided by SEC regulations. In addition, this Proxy Statement includes certain website addresses intended to provide inactive, textual references only. The information on these websites shall not be deemed part of this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of our Board of Directors, the executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports which we received from such persons for their fiscal 2015 transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners.

Annual Report

A copy of the annual report for fiscal 2015 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

Form 10-k

We filed an annual report on Form 10-K with the SEC on February 5, 2016. Stockholders may obtain a copy of our annual report, without charge, by writing to our Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701.

THE BOARD OF DIRECTORS OF SILICON LABORATORIES INC.

Dated: March 11, 2016

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Appendix I: Reconciliation of GAAP to Non-GAAP Executive Compensation Financial Measures

The non-GAAP financial measurements provided herein do not replace the presentation of Silicon Laboratories’ GAAP financial results. These non-GAAP measurements merely provide supplemental information to assist investors in analyzing Silicon Laboratories’ financial position and results of operations in connection with executive compensation; however, these measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies or non-GAAP measures used in other contexts by Silicon Laboratories. We are providing this information because it may enable investors to perform meaningful comparisons of operating results, and more clearly highlight the results of core ongoing operations in connection with executive compensation.

Unaudited Reconciliation of GAAP to Non-GAAP Executive Compensation Financial Measures (In thousands)

Non-GAAP Income Statement Items	Year Ended January 2, 2016
	GAAP Measure	GAAP Percent of Revenue	Intangible Asset Amortization	Acquisition Related Items	Termination Costs	Non-GAAP Measure	Non-GAAP Percent of Revenue	Target Measure	Target Percent of Revenue
Revenues	$644,826							$682,430
Operating income	$32,234	5.0%	$26,017	$6,662	$1,708	$66,621	10.3%	$76,646	11.2%

Non-GAAP Income Statement Items	Three Months Ended January 2, 2016
	GAAP Measure	GAAP Percent of Revenue	Intangible Asset Amortization	Acquisition Related Items	Termination Costs	Non-GAAP Measure	Non-GAAP Percent of Revenue	Target Measure	Target Percent of Revenue
Revenues	$160,071							$177,112
Operating income	$4,796	3.0%	$7,117	$1,953	$716	$14,582	9.1%	$23,781	13.4%

Non-GAAP Income Statement Items	Three Months Ended October 3, 2015
	GAAP Measure	GAAP Percent of Revenue	Intangible Asset Amortization	Acquisition Related Items	Termination Costs	Non-GAAP Measure	Non-GAAP Percent of Revenue	Target Measure	Target Percent of Revenue
Revenues	$156,194							$175,222
Operating income	$11,223	7.2%	$6,859	$(1,351)	$118	$16,849	10.8%	$20,652	11.8%

Non-GAAP Income Statement Items	Three Months Ended July 4, 2015
	GAAP Measure	GAAP Percent of Revenue	Intangible Asset Amortization	Acquisition Related Items	Termination Costs	Non-GAAP Measure	Non- GAAP Percent of Revenue	Target Measure	Target Percent of Revenue
Revenues	$164,856							$169,408
Operating income	$9,003	5.5%	$6,725	$2,091	$392	$18,211	11.0%	$18,700	11.0%

Non-GAAP Income Statement Items	Three Months Ended April 4, 2015
	GAAP Measure	GAAP Percent of Revenue	Intangible Asset Amortization	Acquisition Related Items	Termination Costs	Non-GAAP Measure	Non- GAAP Percent of Revenue	Target Measure	Target Percent of Revenue
Revenues	$163,705							$160,688
Operating income	$7,212	4.4%	$5,316	$3,969	$482	$16,979	10.4%	$13,513	8.4%

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Appendix II: Silicon Laboratories Inc. Audit Committee Charter

I. Membership:

The Audit Committee of Silicon Laboratories Inc. (the “Corporation”) shall be comprised of at least three members of the Corporation’s Board of Directors (the “Board”). The members of the Audit Committee shall be appointed by the Board and shall collectively meet the applicable independence, financial literacy and other requirements of the NASDAQ Stock Market (“Nasdaq”) and applicable federal law. Members of the Audit Committee may be removed at any time, with or without cause, by the Board.

II. Quorum:

A majority of the members of the Audit Committee shall constitute a quorum.

III. Frequency:

The Audit Committee shall meet as required either on the dates of regular Board meetings or in special meetings as appropriate.

IV. Purpose:

The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Corporation and the audits of the Corporation’s financial statements.

V. Limitations:

The Audit Committee shall not have authority to: (1) adopt, amend, or repeal the Corporation’s Bylaws; (2) fill vacancies on the Audit Committee or change its membership; (3) amend the Corporation’s Certificate of Incorporation; (4) act on matters assigned to other committees of the Board; or (5) take any action prohibited by the Corporation’s Certificate of Incorporation, Bylaws or applicable law.

VI. Minutes:

Minutes will be kept of each meeting of the Audit Committee and will be provided to each member of the Board upon request. Unless otherwise restricted by the Corporation’s Certificate of Incorporation or Bylaws, any action that may be taken at any meeting of the Audit Committee may be taken without a meeting, if all members of the Audit Committee consent thereto in writing, and the writing is filed with the minutes of proceedings of such committee. Any action of the Audit Committee shall be subject to revision, modification, rescission, or alteration by the Board, provided that no rights of third parties shall be affected by any such revision, modification, rescission, or alteration.

VII. Powers, Responsibilities and Duties:

To fulfill its responsibilities and duties, the Audit Committee shall:

•

Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, and each such registered public accounting firm must report directly to the Audit Committee. Periodically consider the rotation of the Corporation’s independent auditors.

•	Resolve any disagreements between management and the Corporation’s independent auditors regarding financial reporting.

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APPENDIX II

•	Review the organization’s annual and quarterly financial statements and quarterly earnings press releases.

•	Pre-approve all auditing and permitted non-audit services to be performed by the Corporation’s auditors.

•

Obtain, on an annual basis, a formal written statement from the independent auditor affirming their independence (as required by applicable standards of the Public Company Accounting Oversight Board or its successor) and delineating all relationships between the auditor and the Corporation that may reasonably be thought to bear on such independence. Discuss with the auditor any disclosed relationships or services that may impact the objectivity and independence of the auditor and take, or recommend that the Board take, appropriate action to oversee the independence of the independent auditor.

•

Following completion of the annual audit, review separately with the independent auditor, the internal auditing department, if any, and management any significant difficulties encountered during the course of the audit.

•

Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submission by the Corporation’s employees of concerns regarding questionable accounting or auditing matters.

•	Retain independent counsel, experts and other advisors as the Audit Committee determines necessary to carry out its duties.

•

Receive appropriate funds, as determined by the Audit Committee, from the Corporation for payment of (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, (ii) compensation to any independent counsel, experts and other advisors employed by the Audit Committee, and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

•	Review and approve all “related-party transactions” as such term is defined in Item 404 of Regulation S-K.

•	Prepare the report of the Audit Committee required to be included in the Corporation’s annual proxy statement.

•	Review and reassess the adequacy of this Charter at least annually and recommend any changes to the Board.

•

Perform any other activities consistent with this Charter, the Corporation’s Bylaws, Nasdaq rules and governing law, as the Audit Committee or the Board deems necessary or appropriate, including, without limitation, the delegation of authority to one or more members of the Audit Committee of authority to carry out certain activities set forth hereunder.

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400 West Cesar Chavez Street

Austin, Texas, USA 78701

www.silabs.com

SILICON LABORATORIES INC. ATTN: CORPORATE SECRETARY 400 WEST CESAR CHAVEZ AUSTIN, TX 78701

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐

1.	Election of Directors

Nominees

01	William G. Bock 02 Jack R. Lazar 03 Neil Kim

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain

2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.							☐	☐	☐

3	To approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the Company’s Proxy Statement.							☐	☐	☐

NOTE: In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

For address change/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Meeting Directions:

For Meeting Directions, Please Call: 512-232-0100

The Lady Bird Johnson Wildflower Center is about 12 miles from downtown Austin.

1. Take Loop 1 South (Loop 1 is also known as MOPAC Expressway).

2. Continue South past the traffic light at Slaughter Lane.

3. Turn left at the next traffic light at La Crosse Avenue.

4. The Center is on the right near the end of La Crosse Avenue.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —  — —

SILICON LABORATORIES INC.

Annual Meeting of Stockholders

April 21, 2016 9:30 AM

This proxy is solicited by the Board of Directors

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders (the “Annual Meeting”) of Silicon Laboratories Inc. (“Silicon Laboratories”) and the Proxy Statement and hereby appoints Navdeep S. Sooch and G. Tyson Tuttle, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Silicon Laboratories that the undersigned is entitled to vote at the Annual Meeting to be held at 9:30 AM, CDT on April 21, 2016, at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side